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                                                                   EXHIBIT 10.4


                              EMPLOYMENT AGREEMENT

           THIS AGREEMENT made and entered into as of the 1st day of August, 2002 by and between Golden Cycle Gold Corporation, a Colorado corporation, (hereinafter referred to as the "Company"), and R. Herbert Hampton, aka Rex Herbert Hampton Jr., (hereinafter referred to as "Mr. Hampton").

           WHEREAS, Mr. Hampton has been President and Chief Executive Officer of the Company since April, 1999 and has been continuously employed as an officer by the Company since 1993, and

           WHEREAS, the Company is desirous of the continuation of Mr. Hampton's employment with the Company.

           NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

           1. TERM OF AGREEMENT. The term of this Agreement shall commence on the date hereof and subject to the provisions of sections 5 and 6 hereof, terminate three years from the date hereof (the "Term").

           2. DUTIES AND PERFORMANCE. (a) During the term of this Agreement, Mr. Hampton shall be employed as President and Chief Executive Officer and shall use his best efforts to advance the interests and business of the Corporation, supervise its executives and employees and devote substantially all of his working time and attention to the business of the Corporation. Mr. Hampton shall have all of the duties, responsibilities and authority inherent in the positions of President and Chief Executive Officer of the Corporation, subject to the direction and control of the Board of Directors of the Corporation. Mr. Hampton agrees to serve as a director of the Company and on any committees of the Board of Directors to which he is elected. Nothing herein shall be deemed to require Mr. Hampton to relocate outside of the city of Colorado Springs, Colorado.

           3. BASE SALARY. The Company shall pay to Mr. Hampton base salary at the rate of $85,000 per annum plus an annual cost of living raise based on the consumer price index as applied to Colorado Springs, Colorado, payable in such installments as shall accord with the normal pay practices of the Company.

           4. BENEFITS. (a) when eligible under non-discriminatory standards, Mr. Hampton shall be entitled to participate during the Term in any employee benefit plans maintained by the Company available to executive officers of the Corporation, and shall be entitled to 30 vacation days per year and holidays as the Company may establish as Company policy.

                (b) the Company shall reimburse Mr. Hampton in accordance with the Company's policy applicable to executive officers then in effect, for travel and other normal business expenses incurred in the pursuit of Company business.
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                     (c) the Company shall use all reasonable efforts to
maintain in full force and effect during the Term all life insurance policies it currently maintains on the life of Mr. Hampton, provided that this subsection shall not relate to policies of which the Company is the beneficiary.

           5. TERMINATION OF AGREEMENT. (a) the Company shall be entitled to terminate this agreement in any of the following circumstances:

                     (i) For "cause" by reason of the occurrence of any of the following: (A) willful misfeasance or gross negligence by Mr. Hampton in the conduct of Mr. Hampton's duties including the failure of Mr. Hampton to follow lawful orders of the Board of Directors, (B) a material breach by Mr. Hampton of this Agreement, (C) the commission of acts of dishonesty or moral turpitude by Mr. Hampton that are detrimental to the Company and/or its affiliates, or (D) the conviction of, or nolo contendere plea by, Mr. Hampton in respect of any felony.

                     (ii) Mental or physical incapacity or inability of Mr. Hampton to perform his duties for a consecutive period of 360 days during the Term; or

           (b) In the event of termination pursuant to the terms of this section, the obligations of the Company to provide benefits other than those already vested as provided herein shall cease upon such termination.

           6. DEATH. In the event of the death of Mr. Hampton while employed by the Company, the Company will continue to pay his then current base salary, for a period of twelve months from the month in which death occurs, to his widow, if she survives him, or if she does not, to his estate, or, if his widow dies during such period, to his estate for the balance of such period.

           7. COVENANT NOT TO COMPETE. (a) Mr. Hampton acknowledges that in the course of his employment hereunder and his employment by the Company, he has and will become privy to various economic and trade secrets and relationships of the Company and its affiliates. Therefore, in consideration of this Agreement, Mr. Hampton hereby agrees that he will not, directly or indirectly, except for the benefit of the Company or its affiliates:

                     (i) during the term of this Agreement and thereafter, on behalf of himself or any other person:

                               (A) solicit, entice, persuade or induce any
employee of the Company or any affiliate, or any other person, who is under contract with or rendering services or supplying products to the Company or any affiliate, or any such individual or entity who held any such status during the two-year period preceding termination of this Agreement, (w) to terminate his, her or its employment by, or contractual relationship


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with, the Company or any affiliate or (x) to refrain from extending or renewing the same (upon the same or new terms) or (y) to refrain from rendering services to the Company or any affiliate, or (z) to become employed by or to enter into contractual relations with persons other than the Company; or

                               (B) authorize or knowingly approve or assist in
the taking of any such actions by any person other than the Company.

                     (ii) (A) subject to the exception contained in Section 7(a)
(ii) (B), for a period ending two years after termination of this Agreement, directly or indirectly, whether as employee, consultant, officer, director, partner, shareholder or otherwise compete with the business of the Company or any of its affiliates.

                               (B) this subsection 7(a)(ii) shall not restrict
Mr. Hampton from participating or investing in mining other than in competition with the Company.

8. CONFIDENTIALITY. During the term of this Agreement and thereafter, Mr. Hampton will keep secret and will not, without the express written consent of the Company:

           (a) knowingly divulge or communicate to any third person, or use for the benefit of himself or any third person, any trade secrets or privileged, proprietary or confidential information used or owned by the Company or any affiliate or disclosed to or learned by him in the course of his employment by the Company including, without limitation information concerning the Cripple Creek & Victor Gold Mining Company; or

           (b) retain for the benefit of himself or any third person any document or paper used or owned by the Company or any affiliate or coming into his possession in the course of his employment hereunder or make or cause to be made any copy, abstract, or summary thereof, except documents evidencing Mr. Hampton's rights, privileges, duties and obligations, including this document.



                                   SIGNATURES

                          GOLDEN CYCLE GOLD CORPORATION


/s/ Orville E. Anderson                                       July 19, 2002
------------------------------------------                    -------------
Orville E. Anderson, Chairman of the Board                    Date


ACCEPTED AND AGREED TO ON THIS 1st  DAY OF JULY, 2002.


/s/ R. HERBERT HAMPTON
----------------------
R. Herbert Hampton